EXHIBIT 10.1

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (this “Warrant Termination Agreement”), dated as of December 27, 2011, is by and among iLoop Mobile, Inc. (the “Company”), _________ (the “Warrantholder”) and Lenco Mobile Inc. (the “Parent”).

WHEREAS, the Company has issued to the Warrantholder a Warrant to Purchase Common Stock, dated as of _________, which is exercisable for ________ shares of the Common Stock of the Company upon payment of the exercise price of $________ per share (the “Warrant”);

WHEREAS, Section 3.1 of the Warrant provides that upon the consummation of any merger or consolidation of the Company with or into any third party, the surviving entity shall execute a new warrant exercisable for the stock, other securities, money or property which the Warrantholder would have been entitled to receive in connection with such merger or consolidation had such Warrantholder exercised the Warrant prior to such merger or consolidation;

WHEREAS, Section 9(c) of the Warrant provides that the Warrant shall expire and shall no longer be exercisable upon the consummation of any merger or consolidation of the Company with or into a third party, pursuant to which the Company’s stockholders prior to such transaction own less than fifty percent (50%) of the stock of the surviving or acquiring entity;

WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization among the Parent, QLP Acquisition Corp. (the “Merger Sub”), the Company and Shareholder Representative Services LLC, as the stockholders’ representative, dated as of November 6, 2011, as amended (the “Merger Agreement”), pursuant to which (a) the Company will merge with and into the Merger Sub, with the Company surviving as a wholly-owned subsidiary of the Parent and (b) the Company’s stockholders will receive less than 50% of the stock of the Parent (the “Merger”);

WHEREAS, in lieu of the issuance of a new Warrant and cancellation of the Warrant as provided in Sections 3.1 and 9(c) of the Warrant, the Merger Agreement contemplates that, with the consent of the Warrantholder and upon the consummation of the Merger, the Warrant will be cancelled and exchanged for the right to receive __________ shares of the Common Stock of the Parent (the “Parent Shares”);

WHEREAS, Section 10.3 of the Warrant provides that the Warrant and any term thereof may be amended, waived, discharged, or terminated by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; and

WHEREAS, effective as of and contingent upon the closing of the Merger, the Company, the Warrantholder and the Parent wish to terminate, cancel and extinguish the Warrant in exchange for the Parent Shares.

NOW THEREFORE, in connection with the Merger and in consideration of the mutual agreements and promises set forth herein, the mutual benefits to be gained by the transactions contemplated hereby, and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Warrantholder and Parent hereby agree as follows:

1.	Capitalized terms not otherwise defined in this Warrant Termination Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Termination of Warrant. Effective as of and contingent upon the occurrence of the Effective Time:

a.
the Warrant shall be canceled and extinguished and terminate in its entirety, including without limitation any and all rights, privileges and obligations contained therein or otherwise arising thereunder;

b.
thereafter, each of Parent, the Company and their respective subsidiaries shall be deemed released from all liabilities and duties arising under or in respect of the Warrant and shall have no further liabilities or duties in respect of the Warrant other than as expressly provided in this Warrant Termination Agreement or the Merger Agreement; and

c.
following the Effective time and upon (i) surrender of the Warrant, (ii) execution of a Shareholder Representation Statement in the form attached hereto as Exhibit A and (iii) if so requested by the Parent, delivery of a Purchaser Representative Questionnaire in the form attached hereto as Exhibit B, the Parent shall cause to be issued to the Warrantholder ___________ shares of the Common Stock of the Parent.

3.
Withholding Rights.  Each of Continental Stock Transfer & Trust Company, Inc. (the “Exchange Agent”), the Company and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to the Warrantholder pursuant to this Warrant Termination Agreement or the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of federal, state, provincial, local or foreign tax law.  To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Warrant Termination Agreement and the Merger Agreement as having been paid to the Warrantholder in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

4.
Related Agreements.  The Company and the Warrantholder agree that, as of immediately prior to the Effective Time and without further action by any party thereto, any agreements between the Company and any of its subsidiaries, on the one hand, and the Warrantholder, on the other hand, to the extent relating to the Warrant (such agreements, the “Related Agreements”) shall be deemed amended such that all rights and obligations contained in such Related Agreements relating to the Warrant shall refer only to the rights and obligations contained in this Warrant Termination Agreement.

5.
Entire Agreement.  This Warrant Termination Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

6.
Governing Law.  This Warrant Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

7.	Amendment. This Warrant Termination Agreement may not be modified, altered or amended other than by a written instrument executed by each of the parties hereto.

8.
Miscellaneous.  This Warrant Termination Agreement shall bind the successors and permitted assigns of each party hereto.  This Warrant Termination Agreement is non-transferable and may not be transferred or assigned, in whole or in part, without the prior written consent of the other parties hereto.

9.
Counterparts.  This Warrant Termination Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company, the Warrantholder and the Parent have caused this Warrant Termination Agreement to be executed as of the date first set forth above.

COMPANY iLoop Mobile, Inc.

By:
Name:	Matthew Harris
Title:	Chief Executive Officer

WARRANTHOLDER [______________]

By:
Name:
Title:

PARENT Lenco Mobile Inc.

By:
Name:	Michael Levinsohn
Title:	Chief Executive Officer

Pursuant to Warrant Termination Agreements in substantially the form provided above, the following persons received the number of shares of Lenco Common Stock in exchange for the cancellation of their iLoop warrants as set forth in the following table:

Individual/Entity	Shares of Lenco Common Stock Received
Bridge Bank	13
Jorgen Larsen	232,138
Northcap Management Ltd.	75,000
Solonor Invest Ltd.	24,000
Principal AS	8,333
GG Capital Europe OU	16,667

TOTAL	356,151